LINKEDIN CORPORATION
TRENDED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended					Year Ended
	Dec 31, 2013	Mar 31, 2014	Jun 30, 2014	Sep 30, 2014	Dec 31, 2014	Dec 31, 2013	Dec 31, 2014

Net revenue	$447,219	$473,193	$533,877	$568,265	$643,432	$1,528,545	$2,218,767
Costs and expenses:
Cost of revenue (exclusive of depreciation and amortization shown separately below)	57,865	62,455	69,536	74,904	86,902	202,908	293,797
Sales and marketing	157,235	166,522	184,494	199,168	224,227	522,100	774,411
Product development	113,140	120,622	128,731	136,542	150,289	395,643	536,184
General and administrative	64,790	74,618	80,688	89,266	96,722	225,566	341,294
Depreciation and amortization	42,750	49,740	56,306	59,782	71,118	134,516	236,946
Total costs and expenses	435,780	473,957	519,755	559,662	629,258	1,480,733	2,182,632
Income (loss) from operations	11,439	(764)	14,122	8,603	14,174	47,812	36,135
Other income (expense), net	1,820	1,026	1,197	152	(7,305)	1,416	(4,930)
Income before income taxes	13,259	262	15,319	8,755	6,869	49,228	31,205
Provision for income taxes	9,477	13,581	16,253	12,917	3,774	22,459	46,525
Net income (loss)	3,782	(13,319)	(934)	(4,162)	3,095	26,769	(15,320)
Accretion of redeemable noncontrolling interest	—	(126)	(100)	(101)	(100)	—	(427)
Net income (loss) attributable to common stockholders	$3,782	$(13,445)	$(1,034)	$(4,263)	$2,995	$26,769	$(15,747)
Net income (loss) per share attributable to common stockholders:
Basic	$0.03	$(0.11)	$(0.01)	$(0.03)	$0.02	$0.24	$(0.13)
Diluted	$0.03	$(0.11)	$(0.01)	$(0.03)	$0.02	$0.23	$(0.13)
Weighted-average shares used to compute net income (loss) per share attributable to common stockholders:
Basic	119,849	120,967	122,170	123,427	124,590	113,643	122,800
Diluted	124,438	120,967	122,170	123,427	127,338	118,944	122,800